UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

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                           KOREA EQUITY FUND, INC.
              ---------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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                            Korea Equity Fund, Inc.

                                                                 July 25, 2005
To our Shareholders:

By now you have received the proxy material and GREEN PROXY CARD from the Fund as well as the white proxy card from the President and Fellows of Harvard College ("Harvard"). Harvard is asking you to support its desire to liquidate the Fund - which would have an impact on all shareholders.

We are the Independent Directors of the Fund. We are not affiliated with the Fund's manager, Nomura Asset Management U.S.A. Inc. We have an unconflicted interest in working for the best interests of the Fund and all of its shareholders. We are committed to the growth of the Fund both to position it for future investment in Korea and to work to reduce the expense ratio. Depending on market conditions, we will consider various options that meet these objectives.

WHO IS HARVARD?

Harvard's investment in the Fund is managed by a firm called Sowood Capital Management LP. While Harvard's proxy material claims it is a "long term investor", we believe the opposite is now true. Harvard may have held some of its closed-end fund positions for many years, but we now see them as a short term arbitrage investor in the Fund. Since 2003, the evidence shows that Harvard is actively liquidating many of its closed-end fund holdings and now has significant positions in only three single country closed-end funds, including your Fund. All three funds have one thing in common -- they have been subject to proxy contests involving Harvard.

HARVARD'S INTERESTS ARE NOT ALIGNED WITH YOUR INTERESTS

Here's why we believe they are not:

     o Harvard desires to sell its investment in the Fund, and as a holder of approximately 29% of the Fund, it is apparently very hard for Harvard sell its shares on the open market. The easiest way for Harvard to exit its investment is for the Fund to liquidate. As Harvard has acknowledged, you and all other shareholders would be forced to find another way to meet your objectives for investing in the Korean market. We believe shareholders should be free to make their own investment decisions and not be forced to follow Harvard's advice about what is best. (See Page 2 for comparative performance information between the Fund and the alternative vehicle mentioned by Harvard.)
     o At the end of its most recent fiscal year, the Fund had a $45 million capital loss carryforward that may be used to offset future capital gains and reduce your future tax liability. However, since Harvard is a tax exempt fund, this capital loss carryforward has no benefit to them. The liquidation of your Fund may cause you to lose this significant tax benefit, which Harvard cannot use.
     o Harvard, with a total endowment of approximately $23 billion, has apparently changed its investment philosophy and is exiting its closed-end fund investments. Harvard's investment in your Fund represents less than 0.1% of their endowment assets. The costs and lost opportunity that would be incurred by other shareholders in the event of the Fund's liquidation would be an insignificant consideration for the size of Harvard's endowment.


     WE BELIEVE THAT HARVARD'S INTERESTS ARE HEAVILY CONFLICTED WITH THOSE OF OTHER SHAREHOLDERS AND WE URGE YOU TO DISCARD ANY WHITE PROXY CARD YOU RECEIVE AND ONLY VOTE THE GREEN PROXY CARD FOR YOUR BOARD'S NOMINEES AND AGAINST THE TWO HARVARD PROPOSALS.

WHAT ARE OTHER MAJOR SHAREHOLDERS SAYING?

The investment entities managed by Nierenberg Investment Management Company own 7.5% of the Fund's shares, making it the Fund's second largest shareholder, based on current SEC filings. Nierenberg, which had initially indicated it was supporting Harvard, has recently indicated in a public filing that it has changed its views and will now be voting against Harvard's proposals and in support of the Fund's management, after consultation with Sowood and the Fund's senior director.

Nierenberg also states: "We have continued buying shares of KEF because we view it as an attractive long term investment, rather than a short term arbitrage. Korea is home to some of the world's leading companies, such as Samsung and Hyundai. Korea's long term economic growth rate is approximately 50% higher than ours in the U.S. Yet the average forward price-earnings ratio in Korea is less than half of ours."

We agree completely that the outlook for the Korean economy is very promising.

Please remember that Harvard supported a proposal at last year's annual meeting that could have forced your Fund to liquidate. Since that time, the NAV and stock price have jumped 52.0% and 61.5%, respectively. If the Fund had followed Harvard's recommendation last year, you would not have enjoyed these gains and there would also have been liquidation costs.


HOW HAS YOUR FUND PERFORMED?

     o  Fund performance
                  Nomura Asset Management, based on recommendations by the Board of Directors and its own internal review, has improved the Fund's investment performance over the past several years and introduced a new expanded portfolio management team. For the two-year period ended May 31, 2005, the Fund's net asset value and stock price increased 79.0% and 87.2%, respectively.

LOOK AT HOW YOUR FUND HAS PERFORMED IN CONTRAST TO THE ISHARES MSCI SOUTH KOREA INDEX FUND, THE EXCHANGE TRADED FUND THAT HARVARD ALLUDES TO IN ITS MATERIAL AS AN ALTERNATIVE TO THE FUND.

The market price for your Fund, under the management of NAM, has increased by 95.6% for the period December 31, 2002 through June 30, 2005. The market price for the iShares MSCI South Korea Index Fund increased by 76.7% for the same period. The NAV for your Fund and the iShares MSCI South Korea Index Fund increased by 74.1% and 74.7%, respectively, for the period December 31, 2002 through June 30, 2005.

     o  Narrowing of discount
                  Shares of closed-end funds frequently trade at a discount from their net asset value. Since the Fund's inception in 1993, its shares have traded at a discount as large as 33% and at a premium in excess of 30%. The discount in the market price of the Fund's shares to its net asset value has declined significantly over the past five years and is now just 6.8%.

                  Send Harvard a message. Vote against proposals 2 and 3 on the enclosed GREEN proxy card and return that card. PLEASE DISCARD ANY WHITE proxy card you receive.



Your vote is important no matter how many or how few shares you own. Please vote the enclosed GREEN proxy card today.



Thank you,

The Independent Directors of
Korea Equity Fund, Inc.